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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS





The Board of Directors
VerticalNet, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4 of VerticalNet, Inc. of our reports dated January 28, 2000, with respect to the consolidated balance sheets of VerticalNet, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of VerticalNet, Inc.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

                                             /s/ KPMG LLP


Philadelphia, Pennsylvania
November 14, 2000